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                                                                       EXHIBIT 1


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                                                        2116-130 ADELAIDE ST. W.
                                                             TORONTO, ON M5H 3P5
                                                                 T. 416.360.7590
[LOGO] NORTH AMERICAN PALLADIUM                                  F. 416.360.7709
                                                             WWW.NAPALLADIUM.COM
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For Immediate Release                                               News Release
January 10, 2005                                        Trading Symbol TSE - PDL
                                                                      AMEX - PAL


                     NORTH AMERICAN PALLADIUM LTD. ANNOUNCES
                           RECORD PRODUCTION FOR 2004

TORONTO, ON - Overall, 2004 has been a record production year for North American Palladium. The mill processed 5,298,544 tonnes of ore at an average of 14,477 tonnes per day with a palladium head grade of 2.41 grams per tonne, producing 308,931 ounces of palladium at a recovery rate of 75.2%. This compares to 2003 palladium production of 288,703 ounces. Also attaining record numbers, the by-product metal production in 2004 included 25,128 ounces of platinum, 25,679 ounces of gold, 4,320,970 pounds of nickel and 7,836,183 pounds of copper. The final 2004 metal production quantities are subject to assay adjustments with the smelters.

During the fourth quarter of 2004, the Lac des Iles mill processed 1,202,942 tonnes of ore at an average of 13,075 tonnes per day with a palladium head grade of 2.17 grams per tonne, producing 62,526 ounces of palladium at a recovery rate of 74.6%. By-product metal production during the fourth quarter of 2004 included 5,475 ounces of platinum, 4,928 ounces of gold, 848,519 pounds of nickel and 1,604,010 pounds of copper. This compares to the third quarter of 2004 when the mill processed 1,301,378 tonnes of ore at an average of 14,145 tonnes per day with a palladium grade of 2.53 grams per tonne, producing 79,174 ounces of palladium at a recovery rate of 74.8%.

Milling operations during the fourth quarter were affected by the tie-in of the new secondary crusher, in addition to maintenance on conveyor belts and chutes. However, with the grinding improvement project now complete and operating as planned, the milling process will continue to be optimized.

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                                       Q3, 2003   Q4, 2003  Q1, 2004   Q2, 2004   Q3, 2004    Q4, 2004
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
MILL THROUGHPUT (TONNES PER DAY)         14,215     16,312    14,822     15,884     14,145      13,075
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PALLADIUM RECOVERY (%)                     74.0       75.1      77.3       73.5       74.8        74.6
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MILL AVAILABILITY (%)                      92.6       94.8      89.3       92.3       87.3        84.9
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PALLADIUM PRODUCTION (OZ)                76,729     94,114    91,261     75,970     79,174      62,526
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

Looking back at the fourth quarter's palladium head grade results, Andre J. Douchane, President & CEO, commented, "Palladium production for each of the next three quarters of this year will be similar to that of 2004's fourth quarter. We are entering a period where the head grade will drop to slightly below 2 grams per tonne, but mill tonnage will be increased to compensate for this decline. By the fourth quarter of 2005, palladium production is expected to gradually increase as the underground operations move online."

News Release, January 10, 2005      Page 1 of 2    North American Palladium Ltd.

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EXPLORATION ACTIVITY

At the Lac des Iles mine site, the Company commenced drilling of a deep hole to test the depth of the extension of the Offset High Grade Zone. The drilling crew encountered abnormal ground conditions and did not reach its ultimate planned length of approximately 2000 metres. Another drill rig is beginning a second hole, in order to continue the testing on this Offset High Grade Zone. A third drill rig is scheduled to move onto the mine site in the first quarter of 2005 to start an anticipated 5000-metre drill program to evaluate several additional targets, including the Creek, Baker and South-East Roby Zone.

On the Company's Shebandowan Lake Projects a 3000-metre drill program was completed on targets generated as a result of the 2004 summer exploration program. Follow-up drilling is scheduled to commence in early 2005 on a prospective nickel-copper-platinum group element bearing target that is located along strike of the INCO's past producing Shebandowan Mine. Additional drilling is also planned to further test the extension of the high-grade palladium bearing breccia on the adjoining Haines-Conacher Property.

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NORTH AMERICAN PALLADIUM'S LAC DES ILES MINE IS CANADA'S ONLY PRIMARY PRODUCER
OF PLATINUM GROUP METALS AND IS ONE OF THE LARGEST OPEN PIT BULK MINEABLE PALLADIUM RESERVES IN THE WORLD. IN ADDITION TO PALLADIUM, THE COMPANY EARNS SUBSTANTIAL REVENUE FROM BY-PRODUCT NICKEL, PLATINUM, GOLD AND COPPER. PALLADIUM USE IN THE AUTO INDUSTRY CONTINUES TO BE AN IMPORTANT COMPONENT IN CONTROLLING EXHAUST EMISSIONS AS MANDATED BY MORE STRINGENT HYDROCARBON EMISSIONS STANDARDS FOR CARS, PARTICULARLY IN THE UNITED STATES, EUROPE AND JAPAN. PALLADIUM IS ALSO USED IN THE DENTAL, ELECTRONICS, JEWELRY AND CHEMICAL SECTORS

For further information contact:
George D. Faught - Vice President Finance & CFO
Tel: (416) 360-2650    email: GFAUGHT@NAPALLADIUM.COM

Douglas H. Bache - Treasurer
Tel: (416) 360-2651    email: DBACHE@NAPALLADIUM.COM

Krista Muhr - Manager, Investor Relations & Communications
Tel: (416) 360-2652    email: KMUHR@NAPALLADIUM.COM


Forward-Looking Statements - Certain statements included in this news release are forward-looking statements which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. When used herein, words such as "estimate", "expect", "intend", "budget", "plan", "projection" and other similar expressions are intended to identify forward-looking statements. In particular statements relating to estimated future metal prices, cash flows, expenses, capital costs, ore production, mine life, financing, construction and commissioning are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties and are subject to factors, many of which are beyond our control, which may cause actual results or performance to differ materially from those currently anticipated in such statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include among others metal price volatility, changes in the US/CDN dollar exchange rate, economic and political events affecting metal supply and demand, fluctuations in ore grade, ore tonnes milled, geological, technical, mining or processing problems, future profitability and production, availability of financing on acceptable terms and unexpected problems during the development, construction and start-up phases of the underground mine or the construction and commissioning of the new secondary crusher. For a more comprehensive review of risk factors, please refer to the Company's most recent Annual Report under "Management's Discussion and Analysis of Financial Results" and Annual Information Form under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canada provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements. For additional information on the Company's mineral reserves and resources, see the Company's most recent Annual Information Form.


News Release, January 10, 2005      Page 2 of 2    North American Palladium Ltd.